Exhibit 99.1

Mediacom Broadband LLC and Mediacom LLC Report

Results for Second Quarter 2013

Mediacom Park, NY – August 1, 2013 – MEDIACOM BROADBAND LLC AND MEDIACOM LLC, wholly-owned subsidiaries of Mediacom Communications Corporation, today each reported unaudited financial and operating highlights for the three months ended June 30, 2013.

Mediacom Broadband LLC*

•	Revenues were $230.2 million, reflecting a 2.8% increase from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $87.6 million, reflecting a 2.3% increase from the prior year period

•	Free cash flow of $18.0 million, compared to $15.1 million in the prior year period

•	Net quarterly additions of 2,000 primary service units (“PSUs”), compared to a net decline of 4,000 PSUs in the prior year period

Mediacom LLC*

•	Revenues were $175.6 million, reflecting a 2.9% increase from the prior year period

•	Adjusted OIBDA was $71.2 million, reflecting a 2.5% increase from the prior year period

•	Free cash flow of $12.7 million, compared to $17.2 million in the prior year period

•	Net quarterly additions of 2,000 PSUs, compared to a net decline of 4,000 PSUs in the prior year period

About Mediacom

Mediacom Communications Corporation is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of information, communications and entertainment services, including video, high-speed data and phone, and provides innovative broadband communications solutions through its Mediacom Business division that can be tailored to any size business. Mediacom Communications’ advertising sales and production services are sold under its OnMedia division. More information about Mediacom Communications is available at www.mediacomcc.com.

Contacts:
Investor Relations	Media Relations
Mark E. Stephan	Thomas J. Larsen
Executive Vice President and Chief Financial Officer	Group Vice President, Legal and Public Affairs
(845) 443-2640	(845) 443-2754

*	See Table 5 for information regarding our use of non-GAAP measures and definitions of OIBDA, Adjusted OIBDA and free cash flow.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended June 30,
	2013	2012	YoY% Change
Video	$115,295	$117,542	(1.9)%
High-speed data	61,837	56,710	9.0%
Phone	16,715	16,642	0.4%
Business services	24,295	20,323	19.5%
Advertising	12,039	12,667	(5.0)%

Total revenues	$230,181	$223,884	2.8%
Service costs	(92,934)	(90,593)	2.6%
SG&A expenses	(45,684)	(44,064)	3.7%
Management fees	(4,000)	(3,625)	10.3%

OIBDA (a)	$87,563	$85,602	2.3%
Cash interest expense (a)	(23,239)	(27,294)	(14.9)%
Capital expenditures (b)	(41,836)	(38,697)	8.1%
Dividend to preferred members	(4,500)	(4,500)	—

Free cash flow (a)	$17,988	$15,111	19.0%

OIBDA margin (c)	38.0%	38.2%

	June 30, 2013	June 30, 2012
Video customers	549,000	579,000
High-speed data (“HSD”) customers	525,000	493,000
Phone customers	202,000	193,000

Primary service units (“PSUs”)	1,276,000	1,265,000

Video customer declines	(9,000)	(12,000)
HSD customer increases	5,000	4,000
Phone customer increases	6,000	4,000

Quarterly PSU increases (declines)	2,000	(4,000)

Customer relationships (d)	716,000	713,000

Average total monthly revenue per:
Video customer (e)	$138.62	$127.57
PSU (f)	$60.18	$58.90
Customer relationship (g)	$107.31	$105.18

	June 30, 2013	June 30, 2012
Bank credit facility	$1,638,000	$1,473,000
8 1/2% senior notes due 2015	—	500,000
6 3/8% senior notes due 2023	300,000	—

Total debt	$1,938,000	$1,973,000

Total leverage ratio (h)	5.53x	5.76x
Interest coverage ratio (i)	3.77x	3.14x

*	See Tables 3 and 5.

TABLE 2*

Mediacom LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended June 30,
	2013	2012	YoY% Change
Video	$89,425	$91,171	(1.9)%
High-speed data	50,962	46,750	9.0%
Phone	15,121	15,133	(0.1)%
Business services	16,167	13,682	18.2%
Advertising	3,919	3,958	(1.0)%

Total revenues	$175,594	$170,694	2.9%
Service costs	(75,603)	(74,496)	1.5%
SG&A expenses	(30,328)	(28,373)	6.9%
Management fees	(3,000)	(2,875)	4.3%

OIBDA (a)	$66,663	$64,950	2.6%
Investment income from affiliate	4,500	4,500	—

Adjusted OIBDA (a)	$71,163	$69,450	2.5%
Cash interest expense (a)	(22,851)	(23,424)	(2.4)%
Capital expenditures (b)	(35,636)	(28,798)	23.7%

Free cash flow (a)	$12,676	$17,228	(26.4)%

Adjusted OIBDA margin (j)	40.5%	40.7%

	June 30, 2013	June 30, 2012 (k)
Video customers	434,000	458,000
High-speed data (“HSD”) customers	424,000	401,000
Phone customers	174,000	168,000

Primary service units (“PSUs”)	1,032,000	1,027,000

Video customer declines	(7,000)	(10,000)
HSD customer increases	4,000	3,000
Phone customer increases	5,000	3,000

Quarterly PSU increases (declines)	2,000	(4,000)

Customer relationships (d)	574,000	573,000

Average total monthly revenue per:
Video customer (e)	$133.79	$122.89
PSU (f)	$56.77	$55.29
Customer relationship (g)	$101.97	$99.21

	June 30, 2013	June 30, 2012 (k)
Bank credit facility	$902,000	$937,000
9 1/8% senior notes due 2019	350,000	350,000
7 1/4% senior notes due 2022	250,000	250,000

Total debt	$1,502,000	$1,537,000

Total leverage ratio (h)	5.28x	5.53x
Interest coverage ratio (i)	3.11x	2.96x

*	See Tables 4 and 5.

TABLE 3

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2013	2012
Free cash flow	$17,988	$15,111
Capital expenditures	41,836	38,697
Dividend to preferred members	4,500	4,500
Other expense, net	(360)	(327)
Changes in assets and liabilities, net	(6,741)	(19,012)

Net cash flows provided by operating activities	$57,223	$38,969

OIBDA	$87,563	$85,602
Depreciation and amortization	(39,470)	(37,672)

Operating income	$48,093	$47,930

Cash interest expense	$23,239	$27,294
Amortization of deferred financing costs	1,391	1,211

Interest expense, net	$24,630	$28,505

TABLE 4

Mediacom LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2013	2012
Free cash flow	$12,676	$17,228
Capital expenditures	35,636	28,798
Other expense, net	(594)	(434)
Changes in assets and liabilities, net	9,415	17,286

Net cash flows provided by operating activities	$57,133	$62,878

Adjusted OIBDA	$71,163	$69,450
Investment income from affiliate	(4,500)	(4,500)

OIBDA	$66,663	$64,950
Depreciation and amortization	(28,842)	(29,010)

Operating income	$37,821	$35,940

Cash interest expense	$22,851	$23,424
Amortization of deferred financing costs	794	786

Interest expense, net	$23,645	$24,210

TABLE 5

Use of Non-GAAP Financial Measures

“OIBDA,” “Adjusted OIBDA,” “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization and Adjusted OIBDA as OIBDA plus investment income from affiliate. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. For Mediacom Broadband LLC, we define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members. For Mediacom LLC, we define free cash flow as Adjusted OIBDA less capital expenditures and cash interest expense. OIBDA, Adjusted OIBDA, cash interest expense and free cash flow have inherent limitations as discussed below.

OIBDA and Adjusted OIBDA are some of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA and Adjusted OIBDA are useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of OIBDA and Adjusted OIBDA, however, is that they exclude depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA and Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations, as defined under our debt arrangements.

Free cash flow is used by management to evaluate our ability to repay debt, and to facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors for the same reasons and provides measures that can be used to analyze, value and compare companies in the cable television industry, although our measure of free cash flow may not be directly comparable to similar measures reported by other companies.

OIBDA, Adjusted OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, Adjusted OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Tables 3 and 4.

Cautionary Statement Regarding Forward-Looking Statements

In this press release, we state our beliefs of future events and of our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Factors that may cause such differences to occur include, but are not limited to: increased levels of competition; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in the Annual Reports on Form 10-K for the year ended December 31, 2012 for each of Mediacom Broadband LLC and Mediacom LLC. We disclaim any obligation to update any forward-looking statements contained herein, except as required by applicable federal securities laws.

NOTES:

(a)	See Table 5 for information about our use of Non-GAAP financial measures.

(b)

Capital expenditures exclude changes in accrued property, plant and equipment, which represented cash sources of $2.2 million and $1.4 million at Mediacom Broadband LLC and Mediacom LLC, respectively, during the three months ended June 30, 2013, and cash sources of $0.2 million and $0.1 million at Mediacom Broadband LLC and Mediacom LLC, respectively, during the three months ended June 30, 2012.

(c)	Represents OIBDA as a percentage of total revenues.

(d)	Represents the total number of customers that receive at least one level of service, without regard to which service(s) customers purchase.

(e)	Represents average total monthly revenues for the quarter divided by average video customers for such quarter.

(f)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.

(g)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.

(h)

For Mediacom Broadband LLC, represents total debt at quarter end divided by annualized OIBDA for the quarter. For Mediacom LLC, represents total debt at quarter end divided by annualized Adjusted OIBDA for the quarter.

(i)	For Mediacom Broadband LLC, represents OIBDA divided by cash interest expense for the quarter. For Mediacom LLC, represents Adjusted OIBDA divided by cash interest expense for the quarter.

(j)	Represents Adjusted OIBDA as a percentage of total revenues.

(k)

During the three months ended June 30, 2012, Mediacom LLC sold a non-strategic cable system that served approximately 3,000 video and 1,200 HSD customers, and acquired certain cable assets serving about 600 video, 400 HSD and 600 phone customers. Net quarterly unit changes as reported for this period are not adjusted for such transactions.